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                               Exhibit 99.4(iv)
                  Financial Advisory Agreement - Howard Tepper
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                         FINANCIAL ADVISORY AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 1st day of April, 1999.

BETWEEN:

                         MICRA SOUNDCARDS INC., a
                         corporation governed by the laws of the Province of Ontario

                         (hereinafter referred to as the "Company")

                                                               OF THE FIRST PART


                                     -and-


                         HOWARD TEPPER, an
                         individual resident in the State of Alabama

                         (hereinafter referred to as the "Advisor")

                                                              OF THE SECOND PART

WHEREAS the Company is desirous of retaining the Advisor as its agent, on a non-exclusive basis, to provide certain financial advisory services based on his knowledge, experience, reputation and contacts and to assist the Company in the analysis of United States equity markets;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants and agreements hereinafter contained, it is mutually agreed by and between parties hereto as follows:

1. The Company hereby agrees to retain the Advisor on a non-exclusive basis as the financial advisor to the Company for a period of eighteen (18) months from the date hereof; provided, however, that either party may, at its option by written notice to the other party, terminate this Agreement at any time.

2. As the financial advisor to the Company, the Advisor hereby agrees to provide to the Company, as and when mutually agreed upon by the parties hereto from time to time, the following specific services:

     (a) an ongoing assessment of the available methods of financing the operations and undertakings of the Company in the United States;

     (b) general advice as to accessing public and private capital markets in the United States;

     (c) an assessment of the impact on the market in the United States for securities of the Company; and

     (d) strategic planning services and negotiations with potential investors, joint venture partners, venture capital firms and other financiers identified by the Advisor.

3. The Advisor agrees to perform his services during the term of this Agreement honestly and in good faith with a view to the best interests of the Company.

4. The Advisor represents and warrants to the Company that, under applicable United States laws, that either he has all registrations, licences, permits and authorization necessary or desirable in order to perform the services provided for hereunder or that no such registrations, licences, permits and authorizations are necessary.
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                                      -2-

5. (a) In consideration for the services to be rendered by the Advisor hereunder, the Company hereby agrees to pay to the Advisor a fee of U.S.$3,000 per month during each month of the term of this Agreement, such fee to be satisfied through the issuance to the Advisor (or as he may otherwise direct) of common shares of the Company having an ascribed value of US$1.00 per share, such shares to be issued at the end of the term of this Agreement. If the Company should, at any time, or from time to time hereafter, effect a stock split, a reverse stock split, or a recapitalization, the number of common shares issuable to the Advisor shall be proportionately adjusted. In connection with such issuance of shares, the Advisor acknowledges that such shares will be imprinted with a restrictive legend representing that it is acquiring the shares for investment purposes only and not with a view towards distribution or resale.

(b) In addition to any applicable standard fees payable to the Advisor in connection with the services to be provided by the Advisor hereunder, the Company shall reimburse the Advisor for all reasonable expenses that he may incur in providing the services contemplated hereunder forthwith upon receipt of the Advisor's account with supporting documentation therefor; provided, however, that all such expenses shall have been approved by the Company in advance.

6. The Company hereby undertakes and agrees to provide the Advisor with all information, documentation, reports and assistance, which the Advisor may require from time to time in order to adequately perform his obligations under this Agreement. The Company hereby further undertakes and agrees to deliver to the Advisor copies of any and all information released to the public and/or filed with any regulatory body contemporaneously with such release and/or filing.

7. (a) The Company hereby agrees to indemnify and hold the Advisor harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (collectively "Claims") arising out of any action or cause of action brought against the Advisor in connection with the services rendered under this Agreement, except for (i) any Claims resulting from any violation by the Advisor of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc. and the United States Securities and Exchange Commission or any state securities commission; (ii) Claims resulting from any act of negligence or wilful misconduct by the Advisor; and (iii) any amount paid in settlement of any Claim that is settled without the Company's prior written consent.

(b) The Advisor hereby agrees to indemnify and hold the Company and its directors, officers and employees harmless from and against any and all Claims resulting from (i) any violation by the Advisor of applicable laws and regulations in Canada or the United States including, without limitation, those of the National Association of Securities Dealers, Inc., the United States Securities and Exchange Commission or any state securities commission; or (ii) any act of negligence or wilful misconduct by the Advisor.

8.   Time shall in all respects be of the essence of this Agreement.

9. Nothing in this Agreement shall be construed to constitute the Advisor as a partner, employee, or agent of the Company; nor shall either party have any authority to bind the other in any respect, it being intended that the Advisor is and shall remain an independent contractor.

10. This Agreement may not be assigned by either party hereto, shall be interpreted in accordance with the laws of the Province of Ontario and shall be binding upon the successors of the parties.

11. Any notice, document or other communication required or permitted by this Agreement to be given by a party hereto shall be in writing and will be sufficiently given if delivered personally, or if sent by prepaid ordinary mail posted in Canada, or if transmitted by any form of telecommunication (which is tested prior to transmission, confirms to the sender the receipt of the entire transmission by the recipient and reproduces a complete written version of the transmission at the point of reception) to such party addressed as follows:

(a)  if to Micra SoundCards Inc., at:

     135 West Beaver Creek Road
     Richmond Hill, Ontario
     L4B 1C6
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                                      -3-

(b)  if to the Advisor, at:

     P.O. Box 1175
     Orange Beach, Alabama
     USA
     36561

Any notice so mailed shall be deemed to have been given on the third business day after deposit in a post office or public letterbox. Neither party shall mail any notice, request or other communication hereunder during any period in which Canadian or United States postal workers are on strike or if such strike is imminent and may reasonably be anticipated to affect normal delivery of mail. Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed given on the day of transmission or personal delivery, as the case may be. Any party may from time to time notify the other in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

12. The parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as may be necessary or convenient to carry out and give effect to the provisions of this Agreement or as any of the parties may reasonably request in order to carry out the transaction contemplated herein.

13. This Agreement sets forth the entire agreement among the parties hereto pertaining to the specific subject matter hereof and replaces and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements, whether oral or written, express or implied, statutory or otherwise, between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

14. This Agreement shall be binding upon and shall ensure to the benefit of the parties hereto and their respective successors and permitted assigns.

15. This Agreement may be executed and delivered by facsimile transmission and in counterparts, each of which when taken together shall be deemed to constitute one and the same legally binding instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date first above written.

                                    MICRA SOUNDCARDS INC.



                                    Per:  (signed) "Dieter Doederlein"
                                          --------------------------------------
                                          Dieter Doederlein,
                                          President and Chief Executive Officer



                                          (signed) "Howard Tepper"
------------------------                  --------------------------------------
Witness                                   Howard Tepper